Exhibit 10.2

FIRST AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (the “Amendment”), is entered into as of November 20, 2017, by and between PACIFIC WESTERN BANK, a California state chartered bank (the “Bank”) and CASPER SLEEP INC., a Delaware corporation (“Casper Sleep”) and CASPER SCIENCE LLC, a Delaware limited liability company (“Casper Science” and together with Casper Sleep, individually and collectively, jointly and severally, “Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of April 27, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”).  The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1)             Subject to the terms and conditions set forth herein, the Bank hereby waives any Event of Default that occurred due to any failure by Borrower to perform its obligations under (1) Section 6.9 of the Agreement due to Borrower’s failure to promptly notify Bank of such creation of New Subsidiaries, including Casper Sleep Limited a company organized under the laws of the United Kingdom, Casper Sleep GmbH, a company organized under the laws of Germany, Casper Sleep SAS, a company organized under the laws of France, and Casper Sleep UK Limited, a company organized under the laws of the United Kingdom (collectively, the “Created Subsidiaries”), (2) Section 6.2(b) of the Agreement due to Borrower’s failure to deliver notice of its failure to perform its obligations under Section 6.9, and (3) under any other section of the Agreement due to the existence of a “blocker” that requires the absence of any Event of Default, the violation of which occurred solely to due to any Events of Default described in the preceding clauses (1) or (2) (collectively, the “Specified Waiver”).  The Specified Waiver is limited to the extent specifically set forth in this Section 1 and no other terms, covenants or provisions of the Agreement are intended to be effected hereby.  Notwithstanding anything in the Agreement to the contrary, so long as Borrower and its Credit Party Subsidiaries maintain an aggregate balance of Cash at Bank of at least $30,000,000, Borrower shall not be required to comply with the terms of Section 6.9 of the Agreement with respect to the Created Subsidiaries.  If, at any time, Borrower and its Credit Party Subsidiaries fail to maintain an aggregate balance of Cash at Bank of at least $30,000,000, Borrower shall have ten (10) days to comply with the terms of Section 6.9 of the Agreement with respect to the Created Subsidiaries.

2)             Section 2.1(b) is hereby amended and restated as follows:

(b)                                 Advances Under the Formula Revolving Line.

(i)                                    Amount.  Subject to and upon the terms and conditions of this Agreement, including without limitation the Aggregate Borrowing Limit, (1) Borrower may request Formula Advances in an aggregate outstanding principal amount not to exceed the lesser of (A) the Formula Revolving Line or (B) the Borrowing Base, in each case less any amounts outstanding under the Ancillary Services Sublimit, and (2) amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Formula Revolving Maturity Date, at which time all Formula Advances under this Section 2.1(b) shall be immediately due and payable.  Borrower may prepay any Formula Advances without penalty or premium.

(ii)                                Form of Request.  Whenever Borrower desires a Formula Advance, Borrower will notify Bank by facsimile transmission, telephone, or email no later than 3:30 p.m.  Eastern time (2:30 p.m. Eastern time for wire transfers), on the Business Day that the Formula Advance is to be made.  Each such notification shall be promptly confirmed by a Loan Advance/Paydown Request Form in substantially the form of Exhibit C.  Bank is authorized to make Formula Advances under this Agreement, based upon instructions received from an Authorized Officer, or without instructions if in Bank’s discretion such Formula Advances are necessary to meet Obligations which have become due and remain unpaid.  Bank shall be entitled to rely on any telephonic or email notice given by a person whom Bank reasonably believes to be an Authorized Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages, loss, costs and expenses suffered by Bank as a result of such reliance.  Bank will credit the amount of Formula Advances made under this Section 2.1(b) to Borrower’s deposit account.

(iii)                            Ancillary Services Sublimit.  Subject to the availability under the Formula Revolving Line, at any time and from time to time from the date hereof through the Business Day immediately prior to the Formula Revolving Maturity Date, Borrower may request the provision of Ancillary Services from Bank.  The aggregate limit of the Ancillary Services shall not exceed the Ancillary Services Sublimit, provided that availability under the Formula Revolving Line shall be reduced by the aggregate limits of (i) any outstanding and undrawn amounts under all Letters of Credit issued hereunder, (ii) corporate credit card services provided to Borrower, (iii) the total amount of any Automated Clearing House processing reserves, (iv) the applicable Foreign Exchange Reserve Percentage, and (v) any other reserves taken by Bank in connection with other treasury management services requested by Borrower and approved by Bank.  In addition, Bank may, in its sole discretion, charge as Formula Advances any amounts for which Bank becomes liable to third parties in connection with the provision of the Ancillary Services.  The terms and conditions (including repayment and fees) of such Ancillary Services shall be subject to the terms and conditions of Bank’s standard forms of application and agreement for the applicable Ancillary Services, which Borrower hereby agrees to execute as a condition to obtaining the applicable Ancillary Services.

(iv)                             Collateralization of Obligations Extending Beyond Maturity.  If Borrower has not secured to Bank’s satisfaction its obligations with respect to any Ancillary Services by the Formula Revolving Maturity Date, then, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding Ancillary Services.  Borrower authorizes Bank to hold such balances (but only in an amount not to exceed the then outstanding Ancillary Services) in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the applicable Ancillary Services are outstanding or continue.

3)             Section 2.1(c)(ii) is hereby amended and restated as follows:

(ii)                                Interest shall accrue from the date of each Term Loan at the rate specified in Section 2.3(a), and prior to the Availability End Date for the applicable Term Loan shall be payable monthly beginning on the 1st day of the month next following such Term Loan, and continuing on the same day of each month thereafter.  Any Term Loans that are outstanding on the Availability End Date shall be payable in thirty-three (33) equal monthly installments of principal, plus all accrued interest, beginning on the date that is one month immediately following the Availability End Date, and continuing on the same day of each month thereafter through the Term Loan Maturity Date, at which time all amounts due in connection with the Term Loans and any other amounts due under this Agreement shall be immediately due and payable.  Term Loans, once repaid, may not be reborrowed.  Borrower may prepay any Term Loan without penalty or premium.

4)             Section 2.2 is hereby amended and restated as follows:

2.2                               Aggregate Borrowing Limit; Overadvances.  The aggregate amount of outstanding Credit Extensions hereunder shall at no time exceed the Aggregate Borrowing Limit.  If the aggregate amount of Credit Extensions hereunder exceeds the Aggregate Borrowing Limit at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.  If the aggregate amount of the outstanding Formula Advances (inclusive of any amounts outstanding under the Ancillary Services Sublimit) exceeds the lesser of the Formula Revolving Line or the Borrowing Base at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.  If the aggregate outstanding amount used for Ancillary Services exceeds the Ancillary Services Sublimit, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

5)             Sections 2.3(a)(i) and (ii) are hereby amended and restated as follows:

(i)                                    Formula Advances.  Except as set forth in Section 2.3(b), the Formula Advances shall bear interest, on the outstanding daily balance thereof; at a variable annual rate equal to the greater of: (A) the Prime Rate then in effect; or (B) 3.50%.

(ii)                                Term Loans.  Except as set forth in Section 2.3(b), the Term Loans shall bear interest, on the outstanding daily balance thereof, at a variable annual rate equal to the greater of: (A) the Prime Rate then in effect; or (B) 3.50%.

6)             Section 2.3(c) is hereby amended by (a) deleting both references to “the Non-Formula Revolving Line” and in each case substituting in lieu thereof “the Formula Revolving Line” and (b) deleting the reference to “the 27th day of each month” and substituting in lieu thereof “the 1st day of each month”.

7)             Sections 2.5(c) and (d) are hereby amended and restated as follows:

(c)                                  Anniversary Fee.  On October 1, 2018 and on each annual anniversary of such date (other than the Term Loan Maturity Date), a nonrefundable fee of $8,500; and

(d)                                 Success Fee.  Upon a Liquidity Event or Change in Control, a one-time fee equal to $150,000.  This Section 2.5(d) shall survive any termination of this Agreement.

8)             Section 5.3 is hereby amended by adding the following to the end thereof:

The contracts that generate revenue included in the calculation of the Borrowing Base are bona fide existing obligations and are in full force and effect as of the date of such inclusion.  Borrower has not received notice of an actual or imminent Insolvency Proceeding of a counterparty to a contract that generates revenues included in the calculation of the Borrowing Base.

9)             Clause (i) of Section 6.2 is hereby amended and restated as follows:

(i)                                     as soon as available, but in any event within (1) for any month during which no Obligations (other than any cash-secured Letters of Credit) were outstanding or Borrower and its Credit Party Subsidiaries maintained an aggregate balance of Cash at Bank of at least $30,000,000 at all times during such month, 45 days after the end of such month, or (2) for any other month, 30 days after the end of such month, a company prepared consolidated, and if requested by Bank, consolidating balance sheet, income statement, statement of cash flows covering Borrower’s operations during such period, and detailing returns of Borrower’s products or services during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer;

10)      Section 6.2(a) is hereby amended and restated as follows:

(a)                                 Within (1) for any month during which no Obligations (other than any cash-secured Letters of Credit) were outstanding or Borrower and its Credit Party Subsidiaries maintained an aggregate balance of Cash at Bank of at least $30,000,000 at all times during such month, 45 days after the end of such month, or (2) for any other month, 30 days after the end of such month, Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit D hereto, together with detailed aged listings by invoice date (or, for any month during which no Obligations (other than any cash-secured Letters of Credit) were outstanding or Borrower and its Credit Party Subsidiaries maintained an aggregate balance of Cash at Bank of at least $30,000,000 at all times during such month, summaries) of accounts receivable and accounts payable in form and substance reasonably satisfactory to Bank.  Notwithstanding the foregoing, Borrower shall deliver to Bank a Net Revenue report, in form and substance reasonably satisfactory to Bank, within 30 days after the last day of each month.

11)      Section 6.2 is hereby amended by adding the following new Section 6(d) to the end thereof:

(d)                                 Within (1) for any month during which no Obligations (other than any cash-secured Letters of Credit) were outstanding or Borrower and its Credit Party Subsidiaries maintained an aggregate balance of Cash at Bank of at least $30,000,000 at all times during such month, 45 days after the end of such month, or (2) for any other month, 30 days after the end of such month, Borrower shall deliver to Bank a Borrowing Base Certificate calculated as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit E hereto, together with a detailed monthly recurring revenue and churn report and detailed aged listings by invoice date of accounts receivable and accounts payable.

12)      Section 6.6 is hereby amended by (a) deleting the reference to “$25,000,000” and substituting in lieu thereof “$30,000,000” and (b) adding the following sentence to the end thereof:

Without limiting the foregoing, Borrower shall use Bank for all Letters of Credit.

13)      Sections 6.7(a) and (b) are hereby amended and restated as follows:

(a)                                 Minimum Cash at Bank.  A balance of Cash at Bank, plus Cash at a Bank Affiliate in an account covered by an account control agreement acceptable to Bank, of not less than $30,000,000, calculated on an aggregate basis for Borrower and its Credit Party Subsidiaries and monitored on a daily basis.

(b)                                 Minimum Net Revenue.  Measured monthly and calculated on a cumulative and consolidated basis for Borrower and its Subsidiaries beginning January 1, 2017, Borrower shall achieve Net Revenue of at least the amounts shown in the table immediately below for the corresponding reporting periods on a calendar year to date basis.  For subsequent reporting periods, Bank and Borrower hereby agree that, as soon as available, but in any event on or before April 1 of each year during the term of this Agreement, Borrower shall provide Bank with a budget for such year, which shall be approved by Borrower’s Board of Directors, and Bank shall use that budget to establish the minimum Net Revenue amounts for such year after reasonable consultation with Borrower (which amounts shall reflect the greater of (i) 60% of Borrower’s board-approved plan and (ii) a 30% increase over actual Revenue from the preceding year), with such amounts being incorporated herein by an amendment, which Borrower hereby agrees to execute.  In addition, if no minimum Net Revenue level is in effect as of the last day of a particular month, then the covenant level for that day shall be deemed to be an amount that is 10% greater than the minimum Net Revenue required by this Section 6.7(b) for the immediately preceding month.

Reporting Period Ending (on a calendar year to date basis)	Minimum Net Revenue
January 31, 2017	$15,000,000
February 28, 2017	$30,000,000
March 31, 2017	$45,000,000
April 30, 2017	$60,000,000
May 31, 2017	$75,000,000
June 30, 2017	$90,000,000
July 31, 2017	$110,000,000
August 31, 2017	$130,000,000
September 30, 2017	$150,000,000
October 31, 2017	$170,000,000
November 30, 2017	$190,000,000
December 31, 2017	$220,000,000

14)      Section 7.8 is hereby amended by deleting the reference to “$1,500,000” and substituting in lieu thereof “$3,000,000”.

15)      Section 7.11 is hereby amended by (a) deleting the reference to “$250,000” and substituting in lieu thereof “$500,000” and (b) amending and restating the last sentence of such section as follows:

Notwithstanding the foregoing, Bank hereby agrees that it shall not require any action by, or on behalf of, Borrower necessary to perfect its security interest in Borrower’s Inventory or Equipment or obtain a bailee’s acknowledgement of Bank’s rights in Collateral, at any such time during which Borrower and its Credit Party Subsidiaries maintain an aggregate balance of Cash at Bank greater than $30,000,000.

16)      Section 9.4 is hereby amended by deleting the reference to “the Non-Formula Revolving Line” and substituting in lieu thereof “the Formula Revolving Line”.

17)      Clause (i) of the defined term “Permitted Indebtedness” in Exhibit A to the Agreement is hereby amended and restated as follows:

(i)                                     Indebtedness related to Borrower’s use of corporate credit card facilities in an amount not to exceed Three Million Five Hundred Thousand Dollars ($3,500,000) (the “Credit Card Indebtedness”); and

18)      Clauses (d) and (j) of the defined term “Permitted Investment” in Exhibit A to the Agreement are hereby amended and restated as follows:

(d)                                 (x) Investments of Subsidiaries in or to other Subsidiaries or Borrower, (y) Investments by a Borrower or Secured Guarantor in any other Borrower or Secured Guarantor, and (z) provided that Borrower’s and any Secured Guarantor’s aggregate Cash balance at Bank or any other deposit account that is subject to an executed account control agreement in form and substance satisfactory to Bank is equal to an aggregate amount greater than $30,000,000, Investments by Borrower in Subsidiaries (that are not a Borrower or a Secured Guarantor) not to exceed Fourteen Million Dollars ($14,000,000) in the aggregate in any fiscal year;

(j)                                    Other Investments in an aggregate amount not to exceed One Million Dollars ($1,000,000) in any fiscal year.

19)      The defined term “Permitted Transfer” in Exhibit A to the Agreement is hereby amended by adding the following clause (f) to the end thereof:

(f)                                   Transfers between or among Borrowers and/or Secured Guarantors to Subsidiaries (that are not a Borrower of a Secured Guarantor) not to exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year.

20)      The following defined terms are either added to, or are amended and restated in, Exhibit A to the Agreement, as follows:

“Aggregate Borrowing Limit” means $30,000,000.

“Ancillary Services” means any products or services requested by Borrower and approved by Bank under the Formula Revolving Line, including and without limitation, corporate credit card services, Automated Clearing House transactions, FX Contracts, Letters of Credit, or other treasury management services.

“Ancillary Services Sublimit” means a sublimit for Ancillary Services under the Formula Revolving Line not to exceed $5,000,000.

“Availability End Date” means November 1, 2018.

“Borrowing Base” means an amount equal to (i) for the period from the First Amendment Date through July 31, 2018, three hundred percent (300%), or (ii) from and after August 1, 2018, one hundred fifty percent (150%) (in either case, the “Advance Rate”), of most recent average trailing three (3) month’s GAAP gross profit (revenues minus cost of goods sold) for Borrower and its Subsidiaries on a consolidated basis, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower pursuant to Section 6.2(b) of this Agreement.

“Borrowing Base Certificate” means a borrowing base certificate, in substantially the form of Exhibit E attached hereto, executed by a Responsible Officer of Borrower.

“Credit Extension” means each Formula Advance, Term Loan, or any other extension of credit, by Bank to or for the benefit of Borrower hereunder.

“Credit Party Subsidiaries” are Subsidiaries of Borrower that are either co-borrowers hereunder or Secured Guarantors.

“First Amendment Date” means November 20, 2017.

“Formula Advance” or “Formula Advances” means a cash advance or cash advances under the Formula Revolving Line.

“Formula Revolving Line” means a Credit Extension of up to $30,000,000.

“Formula Revolving Maturity Date” means September 1, 2019; provided that, if Borrower is in compliance with all terms of this Agreement on such date, and if Borrower notifies Bank in writing that Borrower wishes to extend the maturity date, then the term “Formula Revolving Maturity Date” shall instead mean September 1, 2020.

“Term Loan Maturity Date” means September 1, 2021.

21)      The following defined terms are hereby deleted from Exhibit A to the Agreement in their entirety:

“Non-Formula Advance” or “Non-Formula Advances”

“Non-Formula Revolving Line”

“Non-Formula Revolving Maturity Date”

22)      The Agreement is hereby amended by adding Exhibit E thereto (immediately after Exhibit D thereto) in the form attached hereto as Exhibit E.

23)      Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.  The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.  Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

24)      Borrower represents and warrants that, after giving effect to the waiver in Section 1 of this Amendment, the representations and warranties contained in the Agreement are true and correct in all material respects on or as of the date of this Amendment (except to the extent such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

25)      This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.  Delivery of an executed counterpart of this Amendment by e-mail transmission of an Adobe file format document shall be equally as effective as delivery of an original executed counterpart of this Amendment.

26)      As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

a)             this Amendment, duly executed by Borrower;

b)             an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

c)              payment of all Bank Expenses, including Bank’s expenses for the documentation of this Amendment and any related documents, and any UCC, good standing or intellectual property search or filing fees, which may be debited from any of Borrower’s accounts; and

d)             such other documents and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

CASPER SLEEP INC.		PACIFIC WESTERN BANK

By:	/s/	By:	/s/
Name:	Jason Costi	Name:	Alexander Addario
Title:	SVP Finance	Title:	VP

CASPER SCIENCE LLC

By:	/s/
Name:	Jason Costi
Title:	SVP Finance